Exhibit 3.1.80

ARTICLES OF INCORPORATION

OF

OS MANAGEMENT, INC.

THE UNDERSIGNED, being of legal age and competent to contract, for the purpose of organizing a corporation pursuant to the laws of the State of Florida, does hereby adopt the following Articles of Incorporation, and does hereby agree and certify as follows:

ARTICLE I

NAME AND DURATION

The name of the Corporation is: “OS MANAGEMENT, INC.” The duration of the Corporation is perpetual. The effective date upon which this Corporation shall come into existence shall be the date these Articles are filed by the Secretary of State.

ARTICLE II

PRINCIPAL OFFICE

The address of the principal office of the Corporation is 550 North Reo Street, Suite 200, Tampa, Florida 33609.

ARTICLE III

REGISTERED OFFICE AND AGENT

The address of the registered office in the State of Florida is 550 North Reo Street, Suite 200, Tampa, Florida 33609. The name of the registered agent at such address is Joseph J. Kadow.

ARTICLE IV

CORPORATE PURPOSES, POWERS, AND RIGHTS

The nature of the business to be conducted or promoted and the purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the Florida Business Corporation Act. In furtherance of its corporate purposes, the Corporation shall have all of the general and specific powers and rights granted to and conferred on a corporation by the Florida Business Corporation Act.

ARTICLE V

CAPITAL STOCK

1. Number and Class of Shares Authorized. The beneficial interests in the Corporation shall be divided into shares, consisting of 10,000,000 common shares (“Common Stock”), and 2,000,000 preferred shares (“Preferred Stock”) (Common Stock and Preferred Stock are collectively referred to herein as “Shares”). All Shares shall be fully paid and nonassessable when issued. Shares may be issued for such consideration as the Board of Directors determine or, if issued as a result of a stock dividend or stock split, without any consideration.

2. Common Stock.

(a) Common Stock Subject to Terms of Preferred Stock. The Common Stock shall be subject to the express terms of any series of Preferred Stock.

(b) Description. Common Stock shall have a par value of $.01 per share and shall entitle the holders to one (1) vote per share on all matters upon which shareholders are entitled to vote, and shares of a particular class of issued Common Stock shall have equal dividend, distribution, liquidation, and other rights, and shall have no preference, cumulative, preemptive, appraisal, conversion or exchange rights. The Board of Directors may classify or reclassify any unissued Common Stock by setting or changing the number, designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of any such Common Stock and, in such event, the Corporation shall file for record with the Department of State of the State of Florida articles of amendment in substance and form prescribed by Section 607.1006, Florida Statutes.

(c) Dividend Rights. The holders of Common Stock shall be entitled to receive such dividends as may be declared by the Board of Directors of the Corporation out of funds legally available therefor.

(d) Rights Upon Liquidation. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, after distribution in full of the preferential amounts to be distributed to the creditors and holders of shares of Preferred Stock issued and outstanding, if any, the holders of Common Stock shall be entitled to receive all of the remaining assets of the Corporation of whatever kind available for distribution to shareholders ratably in proportion to the number of shares of Common Stock held by them respectively. The Board of Directors may distribute in kind to the holders of Common Stock such remaining assets of the Corporation or may sell, transfer, or otherwise dispose of all or any part of such remaining assets to any other corporation, trust or other entity and receive payment therefor in cash, stock, or obligations of such other corporation, trust or other entity, or any combination thereof, and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of Common Stock. The merger or consolidation of the Corporation into or with any other corporation, or the merger of any other corporation into it, or any purchase or redemption of Shares of the Corporation of any class, shall not be deemed to be a dissolution, liquidation, or winding up of the Corporation for the purposes of this Paragraph.

(e) Voting Rights. Except as may be provided in these Articles of Incorporation, and subject to the express terms of any series of Preferred Stock, the holders of Common Stock shall have the exclusive right to vote on all matters (as to which a common shareholder shall be entitled to vote pursuant to applicable law) at all meetings of the shareholders of the Corporation, and shall be entitled to one (1) vote for each share of Common Stock entitled to vote at such meeting.

3. Preferred Stock. The directors are hereby expressly granted the authority to authorize from time to time the issuance of one or more series of Preferred Stock. Prior to the issuance of each such series, the Board of Directors, by resolution, shall fix the number of shares to be included in each series, and the terms, rights, restrictions, and qualifications of the shares of each series, and shall deliver to the Department of State of the State of Florida for filing articles of amendment, in substance and form prescribed by Section 607.1006, Florida Statutes, which articles of amendment shall be effective without shareholder action as prescribed by Sections 607.0602, Florida Statutes. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(a) The designation of the series, which may be by distinguishing number, letter, or title.

(b) The dividend rate on the shares of the series, if any, whether any dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series.

(c) The redemption rights, including conditions, and the price or prices, if any, for shares of a series.

(d) The terms and amounts of any sinking fund for the purchase or redemption of shares of the series.

(e) The rights of the shares of the series in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation, and the relative rights of priority, if any, of payment of shares of the series.

(f) Whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Corporation or any other corporation or other entity, and, if so, the specification of such other class or series of such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates on which such shares shall be convertible, and all other terms and conditions upon which such conversion may be made.

(g) The restrictions on the issuance of shares of the same series or of any other class or series.

(h) The voting rights, if any, of the holders of shares of the series.

(i) Any other relative rights, preferences, and limitations on that series.

Subject to the express provisions of any other series of preferred shares then outstanding and notwithstanding any other provision of these Articles of Incorporation, the Board of Directors may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares, or alter the designation or classify or reclassify any unissued shares of a particular series of Preferred Stock, by fixing or altering in one or more respects, from time to time before issuing the shares, the terms, rights, restrictions, and qualifications of the shares of any such series of Preferred Stock.

4. General Nature of Shares. All Shares shall be personal property entitling shareholders only to those rights provided in these Articles of Incorporation, the Florida Statutes, or in the resolution creating any class or series of Shares. The legal ownership of the Corporation’s property and the right to conduct the business of the Corporation are vested exclusively in the Board of Directors; the shareholders shall have no interest therein other than the beneficial interest in the Corporation conferred by their Shares and shall have no right to compel any participation, division, dividend, or distribution of the Corporation or any of the Corporation’s property. Holders of Shares shall not have any preemptive or other right to purchase or subscribe for any class of securities of the Corporation which the Corporation may at any time issue or sell.

5. Issuance of Rights to Purchase Securities and Other Property. Subject to the rights of the holders of any series of Preferred Stock, the Board of Directors is hereby authorized to create and authorize and direct the issuance (on either a pro rata or non pro rata basis) by the Corporation of rights, options, or warrants for the purchase of Shares of the Corporation, and other securities of the Corporation, or shares or other securities of any successor, at such times, in such amounts, to such persons, for such consideration (if any), with such form and content (including without limitation the consideration for which any equity securities of the Corporation, other securities of the Corporation, or shares or other securities of any successor are to be issued) and upon such terms and conditions as it may, from time to time, determine, subject only to the restrictions, limitations, conditions, and requirements imposed by the Florida Statutes, other applicable laws, and these Articles of Incorporation. Without limiting the generality of the foregoing, the authority granted hereby includes the authority to adopt a “rights plan” or similar plan that treats shareholders in a discriminatory or non pro rata manner, based upon the number of shares owned thereby or otherwise.

ARTICLE VI

INCORPORATOR

The name and mailing address of the incorporator of this Corporation is Joseph J. Kadow, 550 North Reo Street, Suite 200, Tampa, Florida 33609.

ARTICLE VII

BOARD OF DIRECTORS

The number of members of the Board of Directors may be increased or diminished from time to time by the Bylaws; provided, however, there shall never be less than one. The name and address of the individual who is to serve as the initial Board of Directors is:

NAME	ADDRESS
Joseph J. Kadow	550 North Reo Street, Suite 200 Tampa, Florida 33609

ARTICLE VIII

AMENDMENT

The Corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

ARTICLE IX

BYLAWS

Except as otherwise provided by law, the power to adopt, alter, amend or repeal the bylaws of this Corporation shall be vested in the Board of Directors.

ARTICLE X

INDEMNIFICATION

In addition to any rights and duties under applicable law, the Corporation shall indemnify and hold harmless each incorporator, officer, director, employee, and agent, and any former incorporator, officer, director, employee, and agent from and against all liabilities and obligations, including attorneys’ fees, incurred in connection with any actions taken or failed to be taken by said incorporators, directors, officers, employees, and agents in their capacities as such except for willful misconduct or gross negligence.

ARTICLE XI

CONFLICTS OF INTEREST

No contract or other transaction between this Corporation and any other corporation, and no act of this Corporation, shall in any way be affected or invalidated by the fact that any of the directors of this Corporation are pecuniarily or otherwise interested in, or are the directors or officers of, such other corporation. Any director individually, or any firm of which any director may be a member, may be a party to, or may be pecuniarily or otherwise interested in any contract or transaction of this Corporation, provided that the fact that he or such firm is so interested shall be disclosed or shall have been known to the Board of Directors or a majority thereof, and any director of this Corporation who is also a director or an officer of such other corporation, or who is so interested may be counted in determining the existence of a quorum at any meeting of the Board of Directors of this Corporation which shall authorize any such contract or transaction with like force and effect as if he were not such a director or officer of such other corporation, or not so interested.

ARTICLE XII

HEADINGS AND CAPTIONS

The headings and captions of these various articles are inserted for convenience and none of them shall have any force or effect, and the interpretation of the various articles shall not be influenced by any of said headings or captions.

IN WITNESS WHEREOF, the undersigned being the incorporator hereinbefore named, for the purpose of forming a corporation under and pursuant to the laws of the State of Florida to do business both within and without the State of Florida, hereby makes and files these Articles of Incorporation declaring and certifying that the facts stated herein are true, and I have accordingly hereunto set my hand and seal.

DATED at Tampa, Hillsborough County, Florida, this 7TH day of September, 1999.

/s/ Joseph J. Kadow
JOSEPH J. KADOW, Incorporator and Registered Agent

Having been named to accept service of process and serve as registered agent for the above-stated Corporation, at the place designated in this Certificate, I hereby accept to act in this capacity, and agree to comply with the provision of said statute relative to keeping open said office, and further states he is familiar with Section 607.0501-.0505, Florida Statutes.